Exhibit 99.1

TransCode Therapeutics and Quantum Leap Healthcare Collaborative Launch a Phase 2a dose-expansion trial with TTX-MC138, following positive readouts from TransCode’s Phase 1 trial

BOSTON, December 11, 2025 - TransCode Therapeutics, Inc. (NASDAQ: RNAZ) and Quantum Leap Healthcare Collaborative (“Quantum Leap”) today announce a new collaboration to evaluate TransCode’s lead therapeutic candidate TTX-MC138 as part of the Quantum Leap PRE-I-SPY clinical trial platform.

The PRE-I-SPY program will incorporate TTX-MC138 in a Phase 2a dose-expansion clinical trial enrolling up to 45 patients with colorectal cancer who have completed standard curative-intent therapy and are ctDNA positive. The Phase 2a portion of the trial is planned to begin in the first half of 2026 and will be led by Principal Investigator Dr. Paula Pohlmann of MD Anderson Cancer Center.

This clinical trial aims to evaluate the biological and clinical activity of TTX-MC138 in the Minimal Residual Disease (MRD) setting, where the therapeutic intervention may have the greatest opportunity to improve long-term outcomes. The decision to test TTX-MC138 in patients who have demonstrated a pathological complete response following standard-of-care therapy but have evidence of circulating tumor DNA (ctDNA) is based on the high degree of recurrence in those patients and the lack of effective therapies in that setting. TTX-MC138 offers a therapeutic option in that setting because of the drug’s mechanism of action specifically targeting metastatic disease combined with an excellent safety profile.

"The safety and durable clinical benefit observed in TransCode’s Phase 1a trial with TTX-MC138 provide the basis for TransCode's decision to proceed with Phase 2a clinical testing”, noted Daniel Vlock, MD, TransCode’s Consulting Clinician. "The observed safety profile, coupled with the durability of TTX-MC138's anti-tumor effects, is particularly encouraging. These findings are consistent with the drug's mechanism of action and provide a basis for a more rigorous efficacy evaluation. This positions us to potentially intervene earlier in the patient's disease, offering a new therapeutic option for patients at risk of developing metastatic disease."

“Detecting and treating micrometastatic disease before it becomes visible is one of the biggest unmet challenges in cancer,” said Laura Esserman, M.D., co-founder of Quantum Leap, and Professor of Surgery and Radiology at the University of California, San Francisco. “The PRE-ISPY Trial is uniquely positioned to rapidly evaluate agents like TTX-MC138 that may eradicate minimal residual disease and prevent recurrence in colorectal and eventually other cancer. We are excited to collaborate with TransCode to accelerate this program, with the goal of advancing effective, less toxic precision therapies into Phase 2 and beyond—where the potential to truly cure patients exists.”

About TTX-MC138

TTX-MC138 is a first-in-class therapeutic candidate designed to inhibit microRNA-10b, or miR-10b, a microRNA widely believed to be critical to the emergence and progression of many metastatic cancers. TransCode’s Phase 1a first-in-human clinical trial achieved its primary safety endpoint and established a recommended Phase 2 dose, as announced at ESMO 2025.

About TransCode Therapeutics

TransCode Therapeutics is a clinical stage company pioneering immunoncology and RNA therapeutic treatments of high risk and advanced cancers. The company’s lead therapeutic candidate, TTX-MC138, is focused on treating metastatic tumors that overexpress microRNA-10b, a unique, well-documented biomarker of metastasis. In addition, TransCode has a portfolio of other first-in-class therapeutic candidates designed to mobilize the immune system to recognize and destroy cancer cells. For more information, visit www.transcodetherapeutics.com.

About the I-SPY TRIALs

The I-SPY (“Investigation of Serial studies to Predict Your Therapeutic Response with Imaging And moLecular analysis”) Trials were designed to rapidly screen promising experimental treatments and identify those most effective for biologically defined patient subgroups. The trials represent a unique collaboration among the U.S. Food and Drug Administration, industry partners, patient advocates, philanthropic sponsors, and clinicians across leading U.S. cancer research centers. Quantum Leap Healthcare Collaborative is the trial sponsor and oversees all operational, regulatory, and data-integration activities. The PRE-ISPY platform extends I-SPY into early feasibility testing to accelerate biologically targeted therapies into the I-SPY 2.2 high-risk curative setting. For more information, visit www.ispytrials.org.

About Quantum Leap Healthcare Collaborative

Quantum Leap Healthcare Collaborative is a 501(c)(3) nonprofit organization founded in 2005 by UCSF researchers and Silicon Valley innovators. Its mission is to integrate clinical care with research, advance high-impact platform trials, and improve patient outcomes through adaptive learning systems, enhanced data infrastructure, and widespread trial accessibility. Quantum Leap sponsors and manages the I-SPY Trial programs. For additional information, visit www.quantumleaphealth.org.

TransCode Therapeutics, Inc.•6 Liberty Square #2382•Boston, MA 02109

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning the timing, conduct and results of TransCode’s collaborations with Quantum Leap, TransCode’s Phase 1a clinical trial, TransCode’s planned Phase 2a clinical trial, and the incorporation of TTX-MC138 into the PRE-I-SPY program for a Phase 2a dose-expansion clinical trial, statements about microRNAs and their involvement in cancer, and statements concerning the therapeutic potential of TransCode’s TTX-MC138 and other therapeutic candidates. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risks associated with drug discovery and development; the risk that the results of clinical trials will not be consistent with TransCode’s preclinical studies or expectations or with results from previous clinical trials; risks associated with the conduct of clinical trials; risks associated with TransCode’s financial condition and its need to obtain additional funding to support its business activities, including TransCode’s ability to continue as a going concern; risks associated with the timing and outcome of TransCode’s planned regulatory submissions; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with TransCode’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; risks of competition from other companies developing products for similar uses; risks associated with TransCode’s dependence on third parties; and risks associated with geopolitical events and pandemics, including the COVID-19 coronavirus and military actions. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause TransCode’s actual results to differ from those contained in or implied by the forward-looking statements, see the section entitled “Risk Factors” in TransCode’s Annual Report on Form 10-K for the year ended December 31, 2024, as well as discussions of potential risks, uncertainties and other important factors in any subsequent TransCode filings with the Securities and Exchange Commission. All information in this press release is as of the date of this release; TransCode undertakes no duty to update this information unless required by law.

For more information and partnering opportunities, please contact:

TransCode Therapeutics, Inc.

Tania Montgomery, VP of Business Development

tania.montgomery@transcodetherapeutics.com

Quantum Leap Healthcare Collaborative

Paul Henderson, PhD, Senor Director of Collaborations

p.henderson@qlhc.org

TransCode Therapeutics, Inc.• 6 Liberty Square #2382 • Boston, MA 02109